Exhibit 10.10

SUBLEASE

BETWEEN

PIVOTAL SOFTWARE, INC.

AND

RUBRIK, INC.

3495 Deer Creek Road

Palo Alto, California

Suites 100 and 200

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of September 24, 2018 (the “Effective Date”), by and between PIVOTAL SOFTWARE, INC., a Delaware corporation (“Sublandlord”) and RUBRIK, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A. Pursuant to that certain Lease Agreement dated December 31, 2017 (the “Master Lease”), 3495 Deer Creek Owner LLC, a Delaware limited liability company (“Landlord”), as “landlord” thereunder, leases to Sublandlord, as “Tenant” thereunder, certain space (the “Master Lease Premises”) consisting of approximately 81,091 total rentable square feet with approximately 40,566 rentable square feet located on the first (1st) floor and approximately 40.526 rentable square feet located on the second (2nd) floor of the Building located at 3495 Deer Creek, Palo Alto, California (the “Building”).

B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, (i) a portion of the Master Lease Premises containing approximately 14,000 rentable square feet on the second (2nd) floor of the Building, said space being more particularly identified as “Phase 1” on the floor plan attached hereto as Exhibit A and incorporated herein by reference (and hereinafter referred to as the “Phase 1 Subleased Premises”), and (ii) a portion of the Master Lease Premises containing approximately 26,525 rentable square feet on the second (2nd) floor of the Building, said space being more particularly identified as “Phase 2” on the floor plan attached hereto as Exhibit A (the “Phase 2 Subleased Premises”; and together with the Phase 1 Subleased Premises, collectively, as applicable, the “Subleased Premises”).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.     Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.

2.     Term.

(a)     Generally. With respect to the Phase 1 Subleased Premises, the term of this Sublease (the “Phase 1 Term”) shall commence on the date (the “Phase 1Commencement Date”) that is the later to occur of (i) October 15, 2018 (the “Anticipated Commencement Date”), (ii) expiration of the Early Access Period; (iii) the date that Sublandlord delivers possession of the Phase 1 Subleased Premises to Subtenant (the “Delivery Date” and such delivery, “Delivery”); and (iv) the date upon which Sublandlord procures Landlord’s executed consent (and the executed consent of Stanford (as set forth in Section 6(c)(v) below) to this Sublease (collectively, the “Consent”, and the date upon which Sublandlord procures the Consent being the “Consent Date”) and delivers such Consent to Subtenant. If the Phase 1 Term commences pursuant to the previous sentence, then with respect to the Phase 2 Subleased Premises, the term of this Sublease (the “Phase 2 Term”; and together with the Phase 1 Term, as applicable, the “Term”) shall commence on the date Subtenant first occupies the Phase 2 Subleased Premises (or a portion thereof) for the purpose of conducting Subtenant’s business operations therein but no later than eight (8) months following the Phase 1 Commencement Date

(such date being the “Phase 2 Commencement Date”). Notwithstanding the foregoing, provided that Sub landlord procures the Consent and the Phase 1 Term commences pursuant to this Section 2(a), in the event that Subtenant does not take occupancy of the Phase 2 Subleased Premises on or before the Phase 2 Commencement Date, then the Phase 2 Subleased Premises shall automatically be deemed to be a part of the Subleased Premises on the date that is eight (8) months following the Phase 1 Commencement Date (the “Outside Phase 2 Commencement Date”), subject to early access as provided for herein. The Term shall end on the Expiration Date set forth in the Master Lease, which is March 31, 2021 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof or as extended by this Sublease. Upon the determination of each of the Phase 1 Commencement Date and the Phase 2 Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto. Prior to the Phase 1 Commencement Date or Phase 2 Commencement Date, as applicable, Subtenant and Subtenant’s representatives will have the right to enter the Phase 1 Subleased Premises and the Phase 2 Subleased Premises, as applicable, for two (2) weeks from and after the later to occur of (i) the Consent Date and (ii) the date upon which Subtenant satisfies the Delivery Conditions (the date upon which Subtenant first has such access to the Subleased Premises being referred to herein as the “Early Access Date” and such two-week period, the “Early Access Period”) for the sole purpose of installing of Subtenant’s personal property and equipment, furniture, fixtures and voice and data cabling, all subject to the terms, conditions and requirements of the Master Lease, but not for the purpose of performing any Alterations (as defined in the Master Lease) or Subtenant Improvements (as defined below) except as the parties first agree in writing. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Rent, but expressly including without limitation Subtenant’s obligation to carry insurance, as well as Subtenant’s indemnification obligations) shall commence upon the Early Access Date. Subtenant’s early entry into the Phase 1 Subleased Premises or Phase 2 Subleased Premises for this purpose shall be subject to Sublandlord’s reasonable advance approval as to date and time and shall not disrupt or interfere with Sublandlord’s operations therein.

(b)     Adjustments. Notwithstanding the provisions of Section 2(a)above, if, as of the date that Sublandlord would otherwise deliver possession of the Subleased Premises to Subtenant as described in clause (i) of Section 2(a) above, Subtenant has not delivered to Sublandlord (x) the prepaid Base Rent pursuant to the provisions of Section 3(a)(i) below, (y) the Security Deposit pursuant to the provisions of Section 4 below and (z) evidence of Subtenant’s procurement of all insurance coverage required hereunder (the “Delivery Conditions”), then Sublandlord will have no obligation to deliver possession of the Phase 1 Subleased Premises to Subtenant, but the failure on the part of Sublandlord to so deliver possession of the Phase 1 Subleased Premises to Subtenant in such event will not serve to delay the occurrence of the Phase 1 Commencement Date and the commencement of Subtenant’s obligations to pay Rent (defined below) hereunder.

(c)     Late Delivery. Notwithstanding the provisions of Section 2(a) above to the contrary, if Sublandlord fails to achieve Delivery on or before the date that is 90 days following the Anticipated Commencement Date (such date being referred to herein as the “Outside Delivery Date”), then Subtenant and Sublandlord shall each have the right, to be exercised by written notice delivered to the other party on or before the earlier to occur of (x) the date that is ten (10) business days following the Outside Delivery Date and (y) the Delivery Date, to terminate this Sublease. In the event of such termination, Sublandlord will return to Subtenant the any prepaid Base Rent and Security Deposit previously delivered by Subtenant within 10 business days following receipt of Subtenant’s written termination notice or delivery of Sublandlord’s written termination notice, as applicable. Notwithstanding the foregoing, the Outside Delivery Date shall be delayed on a day-for-day basis for each day that the Delivery Date is delayed by (1) force majeure, and/or (2) the acts, omissions or requests of Subtenant (including those requests included in the Consent pursuant to Sections 2(a), 7 (Assignment) and 27 (Signage) hereof, and any requests with respect to amending the insurance language under the Master Lease) and/or (3) Subtenant’s failure to fulfill the Delivery Conditions. For purposes of this Sublease, “force majeure” means a delay in a party’s performance due to Fire, act of God, governmental act or failure to act, terrorist act, labor dispute, unavailability of labor or materials or any other cause outside the reasonable control of a party excluding delays due to obtaining the Consent of Landlord or Stanford.

(d)     Costs of Obtaining Consent. Subtenant will pay for any fees and expenses to be paid to Landlord in connection with landlord’s Consent, as more particularly described in Section 14.5 of the Master Lease.

3.     Rent.

(a)     Rent Payments.

(i)     Generally. Subtenant shall pay to Sublandlord as base rent for the Phase 1 Subleased Premises (from the Phase 1 Commencement Date until but not including the Phase 2 Commencement Date) and for the entire Subleased Premises (from the Phase 2 Commencement Date until Termination) during the Perm (“Base Rent”) the following:

Period	Rate Per Rentable Square Foot Per Month	Monthly Base Rent
Phase 1 Commencement Date - the day immediately prior to the Phase 2 Commencement Date	$5.95	$83,300.00
Phase 2 Commencement Date - Month 12*	$5.95	$214,123.75
Month 13 - Month 24	$6.13	$248,357.46
Month 25 - Expiration Date	$6.31	$255,808.19

*	This reflects the increased Base Rent due to the addition of the Phase 2 Subleased Premises.

(ii)     Payments. Base Rent shall be paid in advance on the first day of each month of the Term, except that Subtenant shall pay one (1) month’s Base Rent to Sublandlord within ten (10) business days of a fully executed copy of the Consent being delivered to Subtenant; said pre-paid Base Rent will be applied to the first (1st) month’s Base Rent due and payable hereunder. If the Term does not begin on the First day of a calendar month or end on the last day of a month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent shall be payable in lawful money of the United States, by regular bank check of Subtenant or wire transfer, to Sublandlord as follows:

By Check:

Pivotal Software, Inc.

P.O. Box 419872

Boston, Massachusetts 02241-9872

By Wire Transfer:

Beneficiary:

Bank Name:

Bank Address:

Account Number:

Swift Code:

ABA Routing Number:

or to such other persons or at such other places as Sublandlord may designate in writing.

(b)     Operating Costs.

(i)     Definitions. For purposes of this Sublease and in addition to the terms defined elsewhere in this Sublease, the following terms shall have the meanings set forth below:

(A)     “Additional Rent” shall mean the sums payable pursuant to Section 3(b)(ii) below.

(B)     “Operating Costs” shall mean Operating Costs and Taxes (as such terms are defined in the Master Lease) charged by Landlord to Sublandlord pursuant to the Master Lease.

(C)     “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease. Notwithstanding the foregoing, “Rent” under this Sublease shall not include, and Subtenant shall have no responsibility or liability for the payment of any cost, expense, and/or charge imposed by Landlord as a consequence of an alleged or actual breach or default by Sublandlord, or failure by Sublandlord, to perform its obligation under the Master Lease the extent to which such breach, default or failure is not attributable to the acts or omissions of Subtenant..

(D)     “Subtenant’s Percentage Share” shall mean (A) initially 17.28% (i.e., 14,000/81,031), and (B) from and after the Phase 2 Commencement Date, 50.01% (i.e., 40,525/81,031).

(ii)     Payment of Additional Rent. In addition to the Base Rent payable pursuant to Section 3(a) above, from and after the Phase 1 Commencement Date, for each calendar year of the Term, Subtenant shall pay, as Additional Rent, Subtenant’s Percentage Share of Operating Costs payable by Sublandlord for the then current calendar year. Sublandlord shall provide Subtenant with written notice of Landlord’s written statement specifying the estimated Operating Costs to be charged to Sublandlord under the Master Lease with respect to each calendar year along with Sublandlord’s estimate of the amount of Additional Rent per month payable pursuant to this Section 3(b)(ii) for each calendar year promptly following the Sublandlord’s receipt of Landlord’s estimate of the Operating Costs payable under the Master Lease. Thereafter, the Additional Rent payable pursuant to this Section 3(b)(ii) shall be determined and adjusted in accordance with the provisions of Section 3(b)(iii) below.

(iii)     Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:

(A)     Delivery of Estimate; Payment. Upon receipt of a statement from Landlord specifying the estimated Operating Costs to be charged to Sublandlord under the Master Lease with respect to each calendar year, or as soon after receipt of such statement as practicable. Sublandlord shall give Subtenant written notice of its estimate of Additional Rent payable under Section 3(b)(ii) for the ensuing calendar year, which estimate shall be prepared based on the estimate received from Landlord (as Landlord’s estimate may change from time to time), together with a copy of the statement received from Landlord. On or before the first day of each month during each calendar year, Subtenant shall pay to Sublandlord as Additional Rent one- twelfth ( 1/12th) of such estimated amount together with the Base Rent.

(B)     Sublandlord’s Failure to Deliver Estimate. In the event Sublandlord’s notice set forth in Subsection 3(b)(iii)(A) is not given on or before December 31 of the calendar year preceding the calendar year for which Sublandlord’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublandlord, Subtenant shall continue to pay to Sublandlord monthly, during the ensuing calendar year, estimated payments equal to the amounts payable hereunder during the calendar year just ended. Upon receipt of any such post-December notice Subtenant shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublandlord monthly such new estimated payments and (ii) if the monthly installment of the new estimate of such Additional Rent is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublandlord within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice.

(iv)     Year End Reconciliation. Following the receipt by Sublandlord of a final statement of Operating Costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the adjustment to be made pursuant to Section 3(b) above for the calendar year just ended, together with a copy of any corresponding statement received by Sublandlord from Landlord (“Sublandlord’s Annual Statement”). If on the basis of such Sublandlord’s Annual Statement Subtenant owes an amount that is less than the estimated payments actually made by Subtenant for the calendar year just ended. Sublandlord shall credit such excess to the next payments of Additional Rent coming due or, if the term of this Sublease is about to expire, promptly refund such excess to Subtenant. If on the basis of such

Sublandlord’s Annual Statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the Sublandlord’s Annual Statement from Sublandlord to Subtenant.

(v)     Reliance on Landlord’s Calculations. In calculating Operating Costs payable hereunder by Subtenant, Sublandlord shall have the right to rely upon the calculations of Landlord made in determining Operating Costs and Taxes (as defined in the Master Lease) and pursuant to the provisions of the Master Lease and as set forth in the relevant Landlord’s statement delivered to Sublandlord. Subtenant shall have no direct right to audit or review Landlord’s calculation of Operating Costs and Taxes (as defined in the Master Lease). Notwithstanding the foregoing, if, in any year. Operating Costs exceed the prior year’s Operating Costs by four percent (4%) or more, then, upon written request from Subtenant. Sublandlord shall exercise its rights under Section 3.2(b)(3) of the Master Sublease for Subtenant’s benefit, provided Subtenant shall be responsible for all direct, reasonable and actual costs related thereto other than for Sublandlord’s in-house counsel or other internal resources; if and to the extent that any such dispute results in the reimbursement of Operating Costs, any such reimbursement will be allocated as between Sublandlord and Subtenant in proportion to its percentage share of the premises occupied in the Building in accordance with their relative overpayment of Operating Costs. Notwithstanding the foregoing, if, as of the date that Subtenant requests that Sublandlord exercise its rights under Section 3.2(b)(3) of the Master Sublease, Sublandlord has already exercised such rights, Sublandlord agrees that any reimbursement received as a consequence of Sublandlord’s exercise of such rights, following application of such reimbursement amounts to the direct, reasonable and actual costs of incurred by Sublandlord in connection therewith other than for Sublandlord’s in-house counsel or other resource, will be similarly and equitably allocated as between Sublandlord and Subtenant. Any underpayment will be shared in proportion to a party’s percentage share of the premises occupied in the Building.

(vi)     Survival. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to Subsection 3(b)(iv). and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease.

4.     Security Deposit. Within ten (10) business days of a fully executed copy of the Consent being delivered to Subtenant, Subtenant shall deposit with Sublandlord the sum of $214,123.75 (the “Security Deposit”). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant fails to pay Rent, or otherwise is in breach with respect to any provisions of this Sublease. Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any past due sum or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s breach, or to compensate Sublandlord for any loss or damage which Sublandlord actually and directly suffers thereby following written notice specifying the breach and allowing Subtenant 10 business days to cure such breach (unless the breach in question is one which, under applicable law, delivery of a notice of breach or default is not permitted, for instance a bankruptcy filing or similar proceeding, in which event no such notice or cure period shall be necessary). If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) business days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security

Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within forty five (45) days following the later to occur of (a) the expiration of the Term, and (b) Subtenant’s vacation from the Subleased Premises and completion of surrender of the Subleased Premises as described in Section 14(a) of this Sublease; provided, however, Subtenant acknowledges that in addition to any other deductions Sublandlord is entitled to make pursuant to the terms hereof. Sublandlord shall have the right to make a good faith estimate of any unreconciled Operating Costs as of the Expiration Date and to deduct any anticipated shortfall from the Security Deposit prior to returning the Security Deposit, if any, to Subtenant in accordance herewith. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its other accounts. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy any failure to timely pay Rent, to repair damage caused by Subtenant, or to clean the Subleased Premises. Subject to the provisions of Section 12(a), Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other actual, direct, reasonable and foreseeable loss or damage to the extent caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

5.    Use and Occupancy.

(a)    Use. The Subleased Premises shall be used and occupied only for the use specified in the Master Lease, and for no other use or purpose.

(b)    Compliance with Master Lease. Subtenant will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done, or omit to do, any act which may result in a violation of or a default under the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant will indemnify, defend protect and hold Sublandlord harmless from and against any loss, cost, damage or liability (including attorneys’ fees) of any kind or nature arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding. Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord is required to pay the Landlord arising out of a request by Subtenant for, or the use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hour HVAC usage and overstandard electrical charges).

(c)    Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease, including, without limitation, the services provided under the Master Lease, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder. Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition. Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease, nor shall any representations or warranties made by Landlord under the Master Lease be deemed to have been made by Sublandlord. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall use commercially reasonable efforts, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord, provided that in no event will this sentence be construed to require Sublandlord to commence any litigation or similar proceeding against Landlord.

6.    Master Lease and Sublease Terms.

(a)    Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease.

(b)    Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant. Additionally, wherever in the Master Lease the word “Premises” is used it shall be deemed to mean the Subleased Premises. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, as of the Effective Date, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (i) of access or inspection, (ii) to do work in the Master Lease Premises or in the Building, (iii) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

(c)    Modifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(i)    Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and landlord.

(ii)    Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(iii)    Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain. Any rights of Subtenant to abatement of Rent shall be conditioned upon Sublandlord’s ability to abate rent for the Subleased Premises under the terms of the Master Lease.

(iv)    Insurance. In all provisions of the Master Lease requiring Tenant to designate landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease. In all provisions of the Master Lease requiring “Tenant” to designate “Landlord” as an additional insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease.

(v)    Subordination. This Sublease is a sub-sublease under, and is made subject to the terms of, that certain ground lease (the “Ground Lease”) dated September 1, 1978. as may be amended from time to time, by and between the Board of Trustees of the Leland Stanford Junior University (“Stanford”), as lessor, and Landlord’s predecessor-in-interest, as lessee. The consent of Stanford to sub-sublease a portion of the Master Premises by Sublandlord, and any amendments or changes to this Sublease (including, but no limited to, the Renewal Amendment and the Offering Amendment (as such terms are defined below)) may be required under the terms of the Ground Lease.

(d)    Exclusions. Notwithstanding the terms of Section 6(b) above. Subtenant shall have no rights nor obligations under the following parts. Sections and Exhibits of the Master Lease: all of the following Basic Lease Information except “Landlord”, “Tenant”, “Building Address”, “Rentable Area of Building”, “Premises” (except as necessary to implement the provision of this Sublease and the Master Lease incorporated herein), “Maintenance, Operating Costs and Taxes”, and “Property Manager”, Sections 1.2, 2, 3.1, 3.2(b)(1), (2), (3) and (4) (except as necessary to implement the provisions of this Sublease, including in Section 3(b) hereof), Section 14.9(iii) and references in Section 14.9 to “Affiliate” and the last sentence of Section 14.9, Section 19.2 (except as necessary to implement the provision of this Sublease), Sections 22 (Notice), 23 (Attorneys’ Fees), 31 (Brokers), 37 (Extension Option), and 38 (CASp Disclosure), and Exhibit A (The Premises).

7.    Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of the Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under the Master

Lease. Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease in connection with all of Sublandlord’s reasonable out-of-pocket costs relating to any proposed assignment, sublease or transfer of the Subleased Premises regardless of whether any required consent is granted, and the effectiveness of any such consent shall be conditioned upon Landlord’s and Sub landlord’s receipt of all such fees and costs.

8.    Default. It shall constitute a “Default” hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance. Subtenant has not remedied such failure (a) in the case of any monetary Default, three (3) business days after delivery of written notice and (b) in the case of any other Default, 30 calendar days after delivery of written notice or if Subtenant has not undertaken good faith effort within such period to cure such default; provided, however, that if the Default is incapable of cure within 30 days, then for so long as Sublandlord has not received notice from Landlord stating that Landlord will treat such Default as an “Event of Default” under the Master Lease, Subtenant shall not be in Default hereunder if Subtenant commences the cure within the 30 day period and thereafter diligently prosecutes the cure to completion; however, if at any time Sublandlord receives notice from Landlord that the Default will be treated as an “Event of Default” under the Master Lease, Subtenant’s cure period will immediately be deemed to expire ten (10) days before the date of expiration of Sublandlord’s cure period as set forth in Landlord’s notice of default to Sublandlord subject to and in accordance with Section 15.1(g) of the Master Lease.

9.    Remedies. In the event of any Default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if a default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Sublandlord may resort to its remedies cumulatively or in the alternative.

10.    Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods following written notice thereof to Subtenant, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate allowable under law from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

11.    Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Landlord. Except as otherwise provided herein. Sublandlord shall not unreasonably withhold, or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease and Landlord has consented to or approved of such matter. Subtenant shall be responsible for all direct, reasonable, foreseeable, actual costs, if any, associated with obtaining any such consent of Sublandlord (but only to the extent of Sublandlord’s outside attorneys’ costs not to exceed $2,000 for each such request), Landlord and/or Stanford but only to the extent as prescribed by the Master Lease and/or this Sublease.

12.    Liability.

(a)    Limitation of Liability. Notwithstanding any other term or provision of this Sublease, the liability of a party to the other party for any default in a party’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall a party, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from the other party (or otherwise be indemnified as stated herein as of the Effective Date) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, (b) lost revenues, lost profit or other indirect, consequential, incidental, special or punitive damages arising in connection with this Sublease for any reason (except in the case of Subtenant, in connection with any holdover by Subtenant or violation by Subtenant of Section 5.2 of the Master Lease (as incorporated herein)), or (c) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses except as stated in Section 14(a). Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against a party’s shareholders, directors, officers, or partners on account of any obligations or actions under this Sublease.

(b)    Transfer of Interest by Sublandlord. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder except Sublandlord shall transfer and deliver any then-existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

(c)    Sublandlord Default. Sublandlord shall be in default hereunder only if Sublandlord has not commenced and pursued with reasonable diligence the cure of any failure of Sublandlord to meet its obligations hereunder within thirty (30) days or as reasonably required by the circumstances after the receipt by Sublandlord of written notice from Subtenant.

13.    Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorney’s fees and costs from the other party. Without limiting the generality of the foregoing, if Sublandlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Subtenant or in connection with any other breach of this

Sublease by Subtenant, Subtenant agrees to pay Sublandlord reasonable actual attorneys’ fees as determined by Sublandlord for such services, irrespective of whether any legal action may be commenced or filed by Sublandlord. If any such work is performed by in-house counsel for Sublandlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel.

14.    Delivery of Possession.

(a)    Generally. Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exists on the Effective Date, except that (i) to Sublandlord’s knowledge, Sublandlord has not received written notice from any governmental agency of any violations of applicable Law (as defined in the Master Lease) with respect to the Building or Subleased Premises, (ii) Sublandlord will comply (and to Sublandlord’s knowledge, has complied) with its obligations under the Master Lease to comply with applicable Laws to the extent that such applicable Laws apply to the condition of the Subleased Premises as it is Delivered to Subtenant in effect, and as interpreted, as of the Delivery Date. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture (other than the Furniture (as defined below)), fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In entering into this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear excepted; Subtenant acknowledges that Subtenant shall, at either Sublandlord’s or Landlord’s election remove from the Subleased Premises some or all of the Subtenant Improvements (defined below) constructed therein by Subtenant; additionally, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling installed by or for the benefit of Subtenant.

(b)    Subtenant Improvements.

(i)    Generally. If Subtenant desires to construct improvements within the Subleased Premises (“Subtenant Improvements”), all Subtenant Improvements shall be carried out in accordance with the applicable provisions of the Master Lease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work. Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work; Sublandlord will similarly submit such plans to Landlord for review’ and approval. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad.

(ii)    Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.

15.    Holding Over. If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover. Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises.

16.    Parking. Subject to Landlord’s consent, from and after the Phase 1 Commencement Date, Subtenant shall be permitted to use fifty (50) of the parking spaces allocated to Sublandlord in the Master Lease, and from and after the Phase 2 Commencement Date, Subtenant shall be permitted to use an additional ninety-four (94) parking spaces allocated to Sublandlord in the Master Lease, for a total of one hundred forty-four (144) parking spaces.

17.    Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed:

(i)    if to Sublandlord, at the following addresses:

875 Howard Street, 5th Floor

San Francisco, CA 94103

Attn: Real Estate Department

With a copy to:

875 Howard Street, 5th Floor

San Francisco, CA 94103

Attn: Legal Department

And electronic copies to:    legal@pivotal.io and lease-admin@pivotal.io

and (ii) if to Subtenant, at the following address:

Rubrik, Inc.

1001 Page Mill Road

Palo Alto, CA 94304

Attn:    Real Estate Department

with copy to Legal

Department

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

18.    Furniture.

(a)    Excess Furniture. Prior to the Phase 1 Commencement Date. Subtenant shall provide Sublandlord with written notice (the “FF&E Notice”) of any furniture and equipment (“FF&E”) in the Subleased Premises that Subtenant will desire to have removed therefrom (the “Excess FF&E”). Sublandlord shall remove the Excess FF&E from the Subleased Premises within thirty (30) days after the receipt of Subtenant’s FF&E Notice.

(b)    Generally. During the Term, at no charge to Subtenant. Subtenant shall be permitted to use the remaining FF&E located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto, as well as all data cabling associated therewith (collectively, the “Furniture”). Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises) except that the same is in good working order as of the Effective Date. For purposes of documenting the current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Phase 1 Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair. Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, insurance, care and repair of the Furniture, at Subtenant’s sole cost and expense, using maintenance contractors specified by Sublandlord considering the age of the Furniture and reasonable wear and tear. Subtenant shall not modify or reconfigure Furniture except with the advance written permission of Sublandlord, and any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld on Sublandlord’s good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such Furniture and whether such vendor is sufficiently experienced in the design of such Furniture). No item of Furniture shall be removed from the Subleased Premises without Sublandlord’s prior written consent.

19.    Brokers. Subtenant represents that it has dealt directly with and only with Cushman & Wakefield (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Cushman & Wakefield (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.

20.    Complete Agreement: Confidentiality.

(a)    Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are hot fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties. Notwithstanding, Sublandlord represents to Subtenant: (i) Sublandlord has received no notice of default under the Master Lease, and to its actual knowledge, there exists no fact or circumstance, which with the giving of notice or the passage of time, or both, would constitute an Event of Default by Sublandlord under the Master Lease, including, without limitation, Sublandlord’s breach of any provision of the Master Lease regarding Sublandlord’s obligation to comply with applicable laws, regulations and ordinances or Sublandlord’s obligations as to repair and maintenance of the Subleased Premises; and (i) Sublandlord has given no notice of default under the Master Lease and to its actual knowledge, without inquiry, there exists no fact or circumstance which with the giving of notice or the .passage of time or both would constitute a default by Landlord under the Master Lease.

(b)    Confidentiality. Sublandlord will use commercially reasonable efforts to maintain all of Subtenant’s financial information as Subtenant’s confidential and proprietary information; provided, however, Sublandlord shall have no such obligation with respect to (i) information which is or becomes generally available to the public other than as a result of a disclosure by Sublandlord, (ii) any disclosure required by applicable law, governmental authority or agency, or court order, and (iii) any disclosure required by Landlord and/or Stanford.

21.    Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to an extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

22.    USA Patriot Act Disclosures. Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

23.    CASp. This notice is given pursuant to California Civil Code Section 1938. The Subleased Premises have not undergone an inspection by a Certified Access Specialist (CASp). A CASp can inspect the Subleased Premises and determine whether the Subleased Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, Sublandlord may not prohibit Subtenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of Subtenant, if requested by Subtenant. If Subtenant elects to perform a CASp inspection. Subtenant will provide written notice to Sublandlord, and Sublandlord may elect, in Sublandlord’s sole discretion, to retain a CASp to perform the inspection. If Sublandlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Sublandlord. In either event, the payment of the fee for the CASp inspection shall be borne by Subtenant. The cost of making any repairs necessary to correction violations of construction-related accessibility standards within the Subleased Premises shall be allocated as provided in Article 7 of the Master Lease

24.    Counterparts. This Sublease may be executed in multiple counterparts, each of which is deemed an original but which together constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all of the parties hereto. This Sublease may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Sublease signed by the other party to the same extent as if such party had received an original counterpart.

25.    Renewal Right.

(a)    Generally. Subject to Sublandlord’s right to elect to occupy all or any portion of the Subleased Premises for its own business purposes as of the expiration of the Term, to be exercised at Sublandlord’s sole and absolute discretion. Subtenant shall have a one-time option to renew (“Renewal Option”) the Perm with respect to the Subleased Premises for a period of three (3) additional years (the “Renewal Term”) subject to and in accordance with the following process:

(i)    Subtenant will deliver to the Sublandlord a notice of exercise (“Renewal Notice”) at least seven (7) months prior to the Expiration Date stating Subtenant’s election to exercise the Renewal Option as to all or only as to portion of the Subleased Premises specifically designated in the Renewal Notice, which notice shall be binding and irrevocable except as set forth in Section 25(a)(iv) below.

(ii)    Within thirty (30) days following Sublandlord’s receipt of the Renewal Notice, Sublandlord shall respond to the Renewal Notice by delivering to Subtenant an irrevocable written response (“Sublandlord Response”) stating whether Sublandlord: (A) accepts the Renewal Notice; (B) rejects the Renewal Notice because Sublandlord will require all or any portion of the Subleased Premises for Sublandlord’s business purpose; or (C) accepts the Renewal Notice but elects to occupy, for its own business purposes, a portion of the Subleased Premises other than that portion requested by Subtenant.

(iii)    If Sublandlord accepts the Renewal Notice under subsection (ii)(A) above, then the Perm shall be extended for the Renewal Term as set forth in this Article 25.

(iv)    If Sublandlord rejects the Renewal Notice under subsection (ii)(B) above because Sublandlord elects to occupy all of the Subleased Premises for its business purposes, then Subtenant’s exercise of the Renewal Option shall be null and void and of no force or effect and the Term shall expire as of the scheduled Expiration Date (unless sooner terminated pursuant to provisions of this Sublease). If Sublandlord rejects the Renewal Notice under subsection (ii)(B) above because Sublandlord elects to occupy a portion of the Subleased Premises for its business purposes, then Subtenant’s shall have the right to provide written notice to Sublandlord within 30 days of Subtenant’s receipt of the Sublandlord Response whether or not to elect to occupy that portion of the Subleased Premises that is not to be occupied by Sublandlord as stated in the Sublandlord Response. If Subtenant elect to occupy such remaining portion, then Rent will be apportioned appropriately, and Sublandlord will pay actual, direct and reasonable costs of any Alterations or improvements the parties agree are required for Sublandlord and Subtenant to occupy the Subleased Premises. If Subtenant does not make such election then Subtenant’s exercise of the Renewal Option shall be null and void and of no force or effect and the Term shall expire as of the scheduled Expiration Date (unless sooner terminated pursuant to provisions of this Sublease).

(v)    If pursuant to its Renewal Notice, Subtenant’s Renewal Option is only as to a portion of the Subleased Premises and Sublandlord does not reject Subtenant’s Renewal Notice pursuant to Section (a)(ii)(B) above, then Subtenant shall continue to occupy that portion of the Subleased Premises stated in its Renewal Notice and Rent will be apportioned appropriately, and Subtenant will pay actual, direct and reasonable costs of any Alterations or improvements the parties agree are required for Subtenant to remain in occupancy of any such remaining portion of the Subleased Premises. Sublandlord shall have the right to then occupy or sublease to a third-party, as Sublandlord determines, the remainder of the Subleased Premises not subject to the Renewal Notice.

(b)    Base Rent. During the Renewal Term, the Subtenant shall pay Base Rent as follows:

Period	Rate Per Rentable Square Foot Per Month	Monthly Base Rent*
April 1, 2021 - March 31, 2022	$6.50	$263,482.43
April 1, 2022 - March 31, 2023	$6.70	$271,386.90
April 1, 2023 - March 31, 2024	$6.90	$279,528.51

•

Assuming Subtenant’s Renewal Option is exercised with respect to the entire Subleased Premises; if instead Subtenant renews with respect to a portion of the Subleased Premises, the Monthly Base Rent will be calculated based on the rentable area of such portion.

(c)    Renewal Amendment. If Sublandlord accepts Subtenant’s Renewal Notice, Sublandlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, term, termination date and any other mutually acceptable terms consistent with this Sublease and deliver such Renewal Amendment to Subtenant within 10 business days following Subtenant’s receipt of the Sublandlord Response indicating such acceptance. Subtenant shall execute and return the Renewal Amendment to Sublandlord within ten (10) business days after Subtenant’s receipt of same, but an otherwise valid exercise of the Renewal Option and the terms of such Renewal Option shall be fully effective and consistent with this Sublease whether or not the Renew al Amendment is executed.

(d)    Conditions to Renewal Option. Subtenant’s right under this Article 25 shall be subject to the conditions (all of which conditions are solely for Sublandlord’s benefit and may, in Sublandlord’s sole discretion, be waived) that (i) as of the date of Subtenant’s delivery of its Renewal Notice to Sublandlord. Subtenant shall not be in default under this Sublease, (ii) Subtenant must not have assigned this Sublease or sublet any portion of the Subleased Premises, and (iii) Subtenant must demonstrate to Sublandlord’s reasonable satisfaction that Subtenant’s creditworthiness is equal to or greater than that in effect when this Sublease was first executed by Sublandlord.

(e)    Condition Precedent. Notwithstanding anything to the contrary contained in this Article 25, Subtenant’s right to renew the Term of this Sublease as set forth in this Article 25 shall be subject to and contingent upon Landlord’s (and, if applicable, Stanford’s) written consent to the Renewal Amendment (the “Renewal Consent”), which Sublandlord shall attempt to obtain with commercially reasonable diligence.

26.    Right of First Offer.

(a)    Generally. Subtenant shall have a one-time right of first offer (“Right of First Offer”) with respect to any space on the first (1st) floor of the Building being leased by Sublandlord under the Master Lease which becomes Available for Sublease (as defined below) (the “Offering Space”). The Offering Space shall be deemed to be “Available for Sublease” if Sublandlord has (1) elected to sublease the Offering Space to a third party and (2) determined that Sublandlord does not desire to occupy such space for its normal business operations. After Sublandlord has determined that any portion of Offering Space is Available for Sublease, Sublandlord shall advise Subtenant (the “Advice”) of the terms (including base rent) under which Sublandlord is prepared to lease such portion of the Offering Space to Subtenant for a term that is equal to the remainder of the Term. Subtenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Sublandlord (“Notice of Exercise”) within ten (10) business days after the date of delivery of the Advice.

(b)    Terms. The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Subleased Premises, provided that all of the terms stated in the Advice shall govern Subtenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Sublease shall apply to the Offering Space.

(c)    Offering Amendment. If Subtenant exercises its Right of First Offer, Sublandlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Subleased Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable area of the Subleased Premises, Subtenant’s Percentage Share and any other appropriate terms. Subtenant shall execute and return the Offering Amendment to Sublandlord within ten (10) business days after Subtenant’s receipt of same, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

(d)    Conditions to Right of First Offer. Subtenant’s right under this Article 26 shall be subject to the conditions (all of which conditions are solely for Sublandlord’s benefit and may, in Sublandlord’s sole discretion, be waived) that (i) at the time of exercise and at all times prior to the commencement of Subtenant’s subleasing pursuant to the first offer right, Subtenant shall not be in default under this Sublease, (ii) Subtenant must not have assigned this Sublease or sublet any portion of the Subleased Premises, and (iii) Subtenant must demonstrate to Sublandlord’s reasonable satisfaction that Subtenant’s creditworthiness is equal to or greater than that in effect when this Sublease was first executed by Sublandlord.

(e)    Condition Precedent. Notwithstanding anything to the contrary contained in this Article 26, Subtenant’s right to sublease additional space as set forth in this Article 26 shall be subject to and contingent upon Landlord’s (and, if applicable, Stanford’s) written consent to the Offering Amendment (the “ROFO Consent”), which Sublandlord shall attempt to obtain with commercially reasonable diligence.

27.    Signage. Subject to Landlord’s consent. Subtenant will be entitled to Building-standard identification signage at the entry of the Subleased Premises as well as in any ground floor Building lobby directory. Any such signage will be at Subtenant’s sole cost and shall be installed and/or removed in accordance with the Master Lease.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the Effective Date.

SUBLANDLORD:

PIVOTAL SOFTWARE, INC.,
a Delaware corporation

By:	/s/ Cynthia Gaylor
Name:	Cynthia Gaylor
Title:	SVP, Chief Financial Officer

SUBTENANT:

RUBRIK, INC.,
a Delaware corporation

By:	/s/ Peter McGoff
Name:	Peter McGoff
Title:	Chief Legal Officer & Corporate Secretary

S-1

Exhibit A

EXHIBIT B

Commencement Date Letter Agreement

Date

Subtenant
Address

Re:

Commencement Date Letter Agreement with respect to that certain Sublease dated as of                         ,             , by and between PIVOTAL SOFTWARE, INC., a Delaware corporation, as Sublandlord, and RUBRIK, INC., a Delaware corporation, as Subtenant, for 40,525 rentable square feet on the second (2nd) floor of the Building located at 3495 Deer Creek, Palo Alto, California.

Dear                                 :

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Subleased Premises and agrees:

1.     The [Phase 1] [Phase 2] Commencement Date is                                                                  ; and the Outside Phase 2 Commencement Date is                                                                  .

2.     The Expiration Date is March 31, 2021.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing this Commencement Letter in the space provided and returning a fully executed counterpart (a scanned signature sent in PDF or similar format will suffice) to my attention.

Sincerely,

Sublandlord Authorized Signatory

Agreed and Accepted:

Subtenant:

By:	[EXHIBIT — DO NOT SIGN]
Name:
Title:
Date:

B-1

EXHIBIT C

Furniture

C-1